Exhibit 10.2(d)

THIRD AMENDMENT TO OFFICE LEASE

That Office Lease dated June 2, 1999, as amended on November 17, 1999 (the “First Amendment”) and further amended on March 14, 2000 (the “Second Amendment”) by and between 1020 Prospect St. L.P., a California limited partnership and its predecessors, as Landlord and The Active Network. Inc., a Delaware corporation formerly known as ActiveUSA.com. Inc. and RaceGate.com, (“Tenant”) (the lease, the First Amendment and the Second Amendment are sometimes hereinafter collectively referred to as the “Lease”) is hereby amended effective July 15, 2003 (the “Amendment”) as follows:

Recitals

A. Tenant has special electrical needs resulting from Tenant’s use of the premises located on the second floor of the Building, (exclusive of the common areas and elevator) (the “Premises”).

B. As a result of Tenant’s special electrical needs, the Landlord and Tenant desire to allocate the responsibility for the maintenance, repair and expansion of the electrical systems within the Premises and the Building.

Agreement

1. Landlord’s Electrical Obligations. Landlord will be responsible for the repair and maintenance of the electrical systems serving the Building exclusive of the Premises, and any electrical problems in the Premises caused by electrical problems in the Building, including, but not limited to the repair and maintenance of the existing electrical services connecting to the existing electrical panels serving the Premises.

2. Tenant’s Electrical Obligations. Except as provided in paragraph 1 above, and except for any electrical problems caused by Landlord’s negligence after the date of this Amendment, Tenant will be responsible for the repair and maintenance of all electrical systems solely serving the Premises, and no other part of the Building including, but not limited to the maintenance, repair and re-wiring, if necessary of the electrical services connecting from the electrical panels described in paragraph 1 above, to and throughout the Premises. Tenant will have such repairs, maintenance and/or re-wiring done by an electrician reasonably approved by the Landlord.

3. Release. Landlord hereby releases Tenant from any and all claims for reimbursement in the sum of approximately $8,938.00 for sums expended by Landlord for repairs and/or rewiring of the Premises prior to the date of this Amendment.

4. Miscellaneous. Except as provided herein all terms and conditions of the Lease will remain in full force and effect. If any inconsistencies exist between the terms and conditions of this Amendment and the terms and conditions of the Lease, the terms and conditions of this Amendment shall control. Except as otherwise provided, all capitalized terms and conditions contained herein shall have the same meaning as in the Lease. This Amendment may be signed in multiple counterparts which, when taken together shall constitute one document. A facsimile signature shall have the same effect as an original and may be relied upon by any party.

“Landlord”

1020 Prospect Street, L.P. a California limited partnership

By:	NSD Ventures, LLC, a California limited liability company, general partner

	By	/s/ Hank Gotthelf

Hank Gotthelf, Manager

“Tenant”

The Active Network, Inc., a Delaware corporation

By:	/s/ Kory Vossoughi

Kory Vossoughi,
	Title:	General Counsel